                                                                  EXHIBIT (d.22)


                       THE PAYDEN & RYGEL INVESTMENT GROUP
                       333 South Grand Avenue, 32nd Floor
                          Los Angeles, California 90071
                                 March __, 2000



Payden & Rygel
333 South Grand Avenue, 32nd Floor
Los Angeles, CA 90071

Ladies and Gentlemen:

     As you know, we wish to retain Payden & Rygel to act as investment adviser to our newly created World Target Twenty Fund series. Accordingly, this will confirm our agreement to amend Exhibit A to the Investment Management Agreement between us, dated as of June 24, 1992, as heretofore amended, by adding the following paragraphs:

     World Target Twenty Fund Series

     Annual Advisory Fees (as a percentage of average daily net assets) -
     1.40%.

     Operating Expense Limitation (as a percentage of average daily net assets)
     - Class R shares, 1.70%; Class S shares, 1.95%.

     In all other respects, the Investment Management Agreement between us, as heretofore amended, will remain unchanged. Please sign this letter below to confirm your agreement to this amendment.

                                        Very truly yours,


                                        ----------------------------------------
                                        Edward S. Garlock
                                        Secretary

AGREED:

PAYDEN & RYGEL

BY:
   -------------------------------------
         Christopher N. Orndorff
         Managing Principal